Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-207781) and S-8 (No. 333-199253) of OM Asset Management plc of our report dated May 12, 2016 relating to the financial statements of Landmark Partners LLC and Subsidiaries, which appears in this Current Report on Form 8-K/A of OM Asset Management plc.
/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
November 2, 2016